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                         MANAGEMENT SERVICES AGREEMENT

     THIS MANAGEMENT SERVICES AGREEMENT (this "Agreement") is made this 31st day of July, 1995, by and between Vie de France Corporation, a Delaware corporation (the "Company"), and Food Investors Corporation, a Delaware corporation (the "Consultant").

     WHEREAS, the Company engages in business within the food service industry, manufacturing frozen food "sous vide" for distribution and use worldwide, and developing worldwide sources of raw materials as well as worldwide markets for its goods and services, as well as maintaining an internationally recognized trademark in North America, Europe, and Asia, and has its principal office at 85 South Bragg Street, Suite 600, Alexandria, Virginia 22312;

     WHEREAS, the parties have been engaged in a management services arrangement pursuant to an agreement, dated October 27, 1993 (a copy of which is attached hereto) by and between the parties, as previously approved by the board of directors of the Company, and the parties now wish to update their agreement with respect to their future arrangements, which agreement is consistent with their past agreement;

     WHEREAS, the Company desires to obtain the benefits of the Consultant's knowledge and experience as consultants to the Company, and the consultant desires to perform certain services for the Company, subject to the terms and provisions of this Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Contract Term. The term of this Agreement shall be for a period of one year from the Effective Date with successive one-year automatic renewal periods corresponding with the fiscal years





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of the Company as the fiscal year may be adjusted from time to time, until terminated prior to any such period by the written notice of termination by either party hereto. The Effective Date hereof shall be June 25, 1995.

     2. Consulting. The Company engages the Consultant to provide management services, and the Consultant accepts such engagement, on the terms and conditions set forth in this Agreement. During the term of this Agreement, the Consultant shall perform all consulting and managerial services as may be assigned to it by the Board of Directors or the Chief Executive Officer of the Company with respect to any management, planning, strategy development and pursuing worldwide interests of the Company in connection with the Business or otherwise. In addition, Consultant may provide access to housing facilities for the benefit of the Company. The Consultant shall perform services hereunder at such times and places as may be reasonably requested by the Company.

     3. Payments. In exchange for the management services provided hereunder by the Consultant, the Company agrees to pay to the Consultant an annual amount as established from time to time by the Company's Board of Directors. A portion of the annual payments made hereunder shall be attributable to reimbursement of expenses actually incurred by Consultant and accordingly, Consultant shall not be entitled to any further reimbursement of expenses. The annual amount shall be payable in four equal quarterly installments coinciding with the fiscal year of the Company.

     4. Income Tax Statement. The Company and the Consultant shall not take inconsistent positions with respect to the treatment for federal, state and local income tax purposes of the fees and other monetary and non-monetary compensation to be paid by the Company to the Consultant hereunder.

     5. Waiver. The waiver by the Company or by the Consultant of a breach by the other party of any covenant or agreement herein or any provision hereof shall not operate or be construed as a waiver of any subsequent breach by the waiving party.





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     6.  Confidential Information.  During the term of this Agreement and for a period of two years after the expiration of this Agreement, the Consultant shall not (and shall ensure that its Employees do not), directly or indirectly, use, other than pursuant to this Agreement on behalf of the Company, or disclose to any person, corporation or entity any information relating to the Company's methods of operation or any pricing methods, customers or customer lists, trade or technological secrets or other information of any nature confidential to the Company. The obligations of the Consultant under this
Section 6 shall survive the expiration of the term of this Agreement.

     7. Notices. Any notice required or permitted to be given and shall cause under this Agreement shall be given in writing, and shall be delivered by hand or by certified mail, postage prepaid, addressed as set forth below (or to such other address furnished by any party to the other in accordance with this
Section 7).

          If to the Company:            Vie de France Corporation
                                        85 South Bragg Street, Suite 600
                                        Alexandria, Virginia  22312
                                        Attn:  Corporate Secretary

          If to the Consultant:         Food Investors Corporation
                                        Route 1, Box 27K
                                        Aldie, Virginia  22001
                                        Attn:  Jean-Louis Vilgrain

     All notices delivered by mail shall be deemed delivered upon mailing.

     8. Severability. Any provision of this Agreement which is found to be unenforceable in any jurisdiction shall, as to such jurisdiction only, be ineffective to the extent of such unenforceability, without invalidating or otherwise affecting the remaining provisions hereof.





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     9.  Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of Virginia.

    10. Successor and Assigns. The Consultant may not assign this Agreement or any of its rights or obligations hereunder. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, personal representatives and successors.

     IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the day and year first above written.

ATTEST:                                           VIE de FRANCE CORPORATION

/s/ Alan Esenstad                                 By:  /s/ Stanislas Vilgrain                         (SEAL)
-------------------------------------------            --------------------------------------------
Name:  Alan Esenstad                                   Name:  Stanislas Vilgrain
Title: Secretary                                       Title: President

WITNESS:                                          FOOD INVESTORS CORPORATION

/s/ Stanislas Vilgrain                            By:  /s/ Jean-Louis Vilgrain                        (SEAL)
------------------------------------------             --------------------------------------------
Name:  Stanislas Vilgrain                              Name:  Jean-Louis Vilgrain
Title: President                                       Title: Chairman





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